Exhibit 3.7

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A-1 NON-CONVERTIBLE PREFERRED STOCK
AND
SERIES A-2 CONVERTIBLE PREFERRED STOCK
OF
CIG WIRELESS CORP.

Pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), CIG Wireless Corp. (the “Company”), a Company organized and existing under the laws of the State of Nevada, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Articles of Incorporation of the Company, the following resolution was adopted by the Board by unanimous written consent dated August 1, 2013, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established two series of the Company’s authorized Preferred Stock (the “Preferred Stock”), each having a par value of $0.00001 per share, which series shall be designated as: (a) “Series A-1 Non-Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) and shall consist of One Million Two Hundred Thousand (1,200,000) shares; and (b) “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock”) and shall consist of Ninety Five Million (95,000,000) shares. The shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1.          Certain Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Firm” shall mean an accounting firm of national reputation mutually acceptable to the Company, on the one hand, and the Requisite Investors, on the other hand. If, after a reasonable time, the Company and the Requisite Investors cannot reach mutual agreement on the Accounting Firm, each of the Company, on the one hand, and the Requisite Investors, on the other hand, shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm.

“Additional Per Share A-1 Adjustment Amount” shall mean, as of any date of determination, the Aggregate Additional A-1 Adjustment Amount divided by the then outstanding number of shares of Series A-1 Preferred Stock.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate A-1 Adjustment Amount” has the meaning set forth in Section 3(a).

“Aggregate A-2 Adjustment Shares” shall mean, as of any date of determination, such aggregate number of shares of Series A-2 Preferred Stock which would then be convertible into 1.36% of the Common Stock on a Fully Diluted Basis for each $1,000,000 of the Aggregate A-1 Adjustment Amount, the Aggregate Additional A-1 Adjustment Amount and any accretion on the Series A-1 Preferred Stock, in each case, prorated for any portion of, or partial amount over, such $1,000,000 increment (e.g., if the Aggregate A-1 Adjustment Amount at the time of determination is $2,500,000, then the number of Aggregate A-2 Adjustment Shares shall equal the aggregate number of shares of Series A-2 Preferred Stock which would then be convertible into 3.4% of the Common Stock on a Fully Diluted Basis).

“Aggregate Additional A-1 Adjustment Amount” has the meaning set forth in Section 3(b).

“Applicable Rate” shall mean: (a) for each of the first three one-year periods commencing on the Initial Issue Date, the rate of nine percent (9%) per annum; (b) for the one-year period commencing on the third anniversary of the Initial Issue Date, the rate of eleven percent (11%) per annum; and (c) for the one-year period commencing on the fourth anniversary of the Initial Issue Date, the rate of thirteen percent (13%) per annum; provided, however, that upon and during the continuation of any Event of Default, the Applicable Rate shall mean (a) for each of the first three one-year periods commencing on the Initial Issue Date, the rate of fifteen percent (15%) per annum; (b) for the one-year period commencing on the third anniversary of the Initial Issue Date, the rate of seventeen percent (17%) per annum; and (c) for the one-year period commencing on the fifth anniversary of the Initial Issue Date, the rate of nineteen percent (19%) per annum.

“Approved Acquisition” shall mean an acquisition of an interest in or rights to, or the leasing as a lessee of, one or more Cell Towers, or the acquisition of all or substantially all of the assets of or any equity securities of, or the merger, consolidation, joint venture or similar business combination transaction with, any Person (other than the Company or any Subsidiary), in each case, that is approved in writing and specifically identified as an “Approved Acquisition” for purposes of this Certificate of Designation by the Company’s Chief Executive Officer and at least one Board member elected by the Requisite Investors, in such Board member’s sole discretion.

“Approved Budget” has the meaning set forth in Section 10(b)(1) and also includes the budget attached to the Purchase Agreement as Exhibit G, which such budget shall be deemed an Approved Budget for purposes of this Certificate of Designation.

“Board” has the meaning set forth in the preamble to this Certificate of Designation.

“Building Cost Statement” has the meaning set forth in Section 3(b).

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Buy-In” has the meaning set forth in Section 7(d).

“Buy-In Price” has the meaning set forth in Section 7(d).

“Cash and Cash Equivalents” shall mean, on a consolidated basis, all of the Company’s and its Subsidiaries’ cash on hand, cash in bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents, and all other items included as cash or cash equivalents in the Company’s financial statements, in each case, to the extent permitted to be reflected as cash and cash equivalents in the Company’s consolidated financial statements prepared in accordance with GAAP, but, in each case, only to the extent each such item is unrestricted or not subject to any Lien.

“Cash Collections” shall mean, for any period, the cash amount of any Tenant Lease payments from Eligible Assets for such period net of (x) any Revenue Sharing Obligations, (y) any reductions as determined from time to time by the Requisite Investors.

“Cell Tower” shall mean a tower, pole or other open structure or rooftop or other location attached to a building or structure, that is built for the purpose of supporting and is used as a location for the installation of, equipment for wireless cellular telecommunication transmission.

“Cell Tower Company Intermediary” shall mean a company (which may itself be a Wireless Provider) that leases from the Company or a Subsidiary some or all of the Property subject to an Easement and sub-leases or sub-licenses some or all of the Cell Tower to a third party Wireless Provider.

“Certificate of Designations” means this certificate of designation, preferences and rights of the Series A-1 Preferred Stock and Series A-2 Preferred Stock as filed with the Secretary of State of the State of Nevada.

“CIG LLC” shall mean Communications Infrastructure Group, LLC, a Delaware limited liability company.

“CIG LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Operating Agreement of Communications Infrastructure Group, LLC, dated June 30, 2012, as amended, by and among the Company, CIG LLC, Compartment IT2, LP, Compartment IT5, LP, Compartment IT9, LP, CIG Towers, LLC and CIG Solutions, LLC, subject to such amendments as may be approved by the Requisite Investors.

“Class A Interest” shall have the meaning ascribed thereto in the CIG LLC Agreement.

“Common Stock” shall mean the common stock of the Company, par value $0.00001 per share.

“Company” has the meaning set forth in the preamble to this Certificate of Designation.

“Conversion Notice” has the meaning set forth in Section 7(b).

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock.

“Convertible Securities” has the meaning set forth in Section 7(f)(1).

“Credit Agreement” shall mean that certain Credit Agreement, dated as of August 17, 2012, by and among CIG Comp Tower, LLC, as borrower, the lenders from time to time party thereto, as lenders, and Macquarie Bank Limited, as administrative agent and collateral agent.

“Deadline Date” has the meaning set forth in Section 7(d).

“Disposition Notice” has the meaning set forth in Section 11(c)(3).

“Disposition Period” has the meaning set forth in Section 11(c)(4).

“Easement” shall have the meaning ascribed thereto in the Purchase Agreement.

“EBITDA” shall mean, calculated on a rolling basis with respect to a twelve (12) consecutive calendar month period ending with a given month, the consolidated net income of the Company and its Subsidiaries for such period, before interest, taxes, depreciation and other non-cash amortization expenses for such period, as each such item is determined on a consolidated basis in accordance with GAAP.

“Eligible Assets” shall mean each Wireless Asset that is deemed satisfactory to the Requisite Investors in their sole discretion.

“Equity Conditions” shall mean, with respect to any offering of equity securities ranking junior to the Series A-1 Preferred Stock and the Series A-2 Preferred by the Company, the following conditions: (a) the equity securities to be issued in such offering are in all respects on terms and conditions more favorable (including without limitation, a lower cost of capital) to the Company and its stockholders than the Series A-1 Preferred Stock and Series A-2 Preferred Stock, as determined in good faith by a committee of the Board consisting solely of directors who are not also employees or officers or the Company based on a written opinion of a nationally recognized financial advisor to such committee, which advisor and opinion shall be acceptable to the Requisite Investors; (b) the Investors shall have a right of first refusal with respect to such offering in accordance with Section 8 below, and if all of the Investor decline to exercise such right, they shall be entitled to exercise their full pre-emptive rights with respect to such offering in accordance with Section 9 below; (c) the purchaser(s) in such offering shall solely be comprised of Qualified Institutional Buyers (as defined in Rule 144A of the 1933 Act) and have such other eligibility criteria as the Company and the Requisite Investors may mutually agree at the time of such offering; (d) the Investors shall be entitled to the benefit of any anti-dilution protection provided under Section 7(f) below; and (e) unless waived by the Requisite Investors in their sole discretion, the number of shares of Common Stock, together with all shares underlying such securities, issued in such offering (together with (x) all other offerings pursuant to Section 6(c)(ii) and (y) all offerings during the twelve consecutive calendar month period ending with such offering) is less than 15% of the shares of Common Stock on a Fully Diluted Basis. In evaluating the foregoing criteria, the Investors shall make their determination in good faith, but in any event, in their sole discretion.

“Event of Default” shall mean: (a) if the Company or any of its Subsidiaries takes, or seeks or agrees to take, any action in violation of or which is not in compliance with this Certificate of Designation; (b) any event, the occurrence or non-occurrence of which, that with the passage of time or the giving of notice, or both, would not be permitted hereunder or would become a violation of or non-compliance with this Certificate of Designation by the Company or any of its Subsidiaries; (c) any breach of or non-compliance with, or defined Event of Default under, the Purchase Agreement, as in effect from time to time, by the Company; (d) any Redemption Failure and any other any failure to fund in full any redemption under Section 11, on the applicable redemption date, for any reason, whether due to legal limitations on distributions to stockholders or otherwise; (e) any “default”, “event of default” or any other event, the occurrence or non-occurrence of which, that with the passage of time or the giving of notice, or both, would be a default or event of default, under (i) any other agreement, document or instrument (x) to which both the Company and any Investor are parties or are otherwise both bound, or (y) any other agreement, document or instrument to which the Company or any Subsidiary of the Company is a party or otherwise bound, which, in the case of this clause (y) results in a liability, obligation or otherwise involves a payment by the Company or any such Subsidiary, in excess of $500,000, or (ii) the Senior Debt; (f) any material loss, theft, damage or destruction of any portion of the properties or assets of the Company or any Subsidiary, which exceeds $500,000, to the extent not covered by insurance; (g) (i) a cessation of a substantial part of the business of the Company or any Subsidiary that is not contemplated in the Approved Budget for the then current period that is not material to the Company and its Subsidiaries, as a whole, (ii) the Company or any Subsidiary shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any of them which is necessary to the continued or lawful operation of its business; (iii) the Company or any Subsidiary shall be enjoined, restrained or in any way prevented by Governmental Authority from conducting all or any material part of its business affairs; (iv) any substantial portion of the real property, rights, easements and privileges deemed to be necessary or useful and convenient for the Project Towers or Existing Towers or in connection therewith, shall be taken through condemnation or the value thereof shall be impaired through condemnation; (h) any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against the Company or any Subsidiary, or any of their respective properties or assets (i) in the case of money Judgments, in an amount in excess of $100,000 to the extent not covered by insurance, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, bonded over, released or discharged within 30 days after entry thereof; (i) any violation by the Company or any Subsidiary of any domestic or foreign, federal, state or local law, rule, regulation, ordinance or similar authority issued, ordered, enacted or promulgated by any Governmental Authority which could have a Material Adverse Effect; or (j) any date on which the sum of the Company’s Cash and Cash Equivalents on such date plus the cash inflows reflected in the then current Monthly Cash Flow Report for the balance of the period covered thereby (without giving effect to any financing or capital raising then available to the Company or its Subsidiaries, except to the extent of any proceeds actually received therefrom on such date and included within Cash and Cash Equivalents and excluding any such cash inflows which the Company has reason to believe will not be received during such period), is less than the amount of cash outflows for the balance of the period reflected in such Monthly Cash Flow Report; provided, however, that any of the foregoing clauses (a) through and including (j) may be waived by the Requisite Investors in their sole discretion by delivering written notice of such waiver to the Company. For the avoidance of doubt, any such waiver shall only be effective for the instance in which it was given, and no waiver shall be effective for any other instance or give rise to any obligation to issue waiver with respect to any future instance, whether or not prior waivers were given.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuances” has the meaning set forth in Section 7(g).

“Existing Towers” shall have the meaning ascribed thereto in the Purchase Agreement.

“Fair Market Value” shall mean, with respect to (a) the Conversion Shares or any other listed security, its Market Price; (b) with respect to the Company (other than the Conversion Shares), the fair market value thereof as established by an independent valuation of the Company by the Accounting Firm; and (c) with respect to any property or assets other than cash or listed securities, the fair market value thereof determined in good faith by the Board and the Requisite Investors. If the Company and the Requisite Investors are unable to reach agreement, then, within ten (10) days after either the Company or the Requisite Investors request in writing to the other, the fair market value thereof shall be established by an independent appraisal of such property or assets by the Accounting Firm following the same procedures and expense allocation set forth in Section 3(c).

“Final Total Building Cost” shall mean: (i) if the Requisite Investors (x) fail to timely notify the Company of a disagreement with the Building Cost Statement and/or the calculation of the Total Building Cost in accordance therewith within the period specified in Section 3(c) or (y) notify the Company in writing of their agreement with such Building Cost Statement and the calculation of the Total Building Cost in accordance therewith, then the Total Building Cost as set forth in such Building Cost Statement; or (ii) if the Requisite Investors timely notify the Company of a disagreement with the Building Cost Statement and/or the calculation of the Total Building Cost in accordance therewith within the period specified in Section 3(c), then the Total Building Cost as (1) mutually agreed by the Company and the Requisite Investors or (2) finally determined by the Accounting Firm, in each case in accordance with Section 3(c).

“Final LQA TCF” shall mean, for purposes of Section 3 only: (i) if the Requisite Investors (x) fail to timely notify the Company of a disagreement with the TCF Statement and/or the calculation of the LQA TCF for the Existing Towers and the Project Towers in accordance therewith within the period specified in Section 3(c) or (y) notify the Company in writing of their agreement with such TCF Statement and the calculation of the LQA TCF for the Existing Towers and the Project Towers in accordance therewith, then the LQA TCF for the Existing Towers and the Project Towers as set forth in such TCF Statement; or (ii) if the Requisite Investors timely notify the Company of a disagreement with the TCF Statement and/or the calculation of the LQA TCF for the Existing Towers and the Project Towers in accordance therewith within the period specified in Section 3(c), then the LQA TCF for the Existing Towers and the Project Towers as (1) mutually agreed by the Company and the Requisite Investors or (2) finally determined by the Accounting Firm, each in case in accordance with Section 3(c).

“Financial Advisors” has the meaning set forth in Section 11(c)(4).

“First Offer Period” has the meaning set forth in Section 9(b).

“Fully Diluted Basis” shall mean a number of shares calculated on a basis which gives effect to all of the outstanding capital stock of the Company that is either Common Stock or directly or indirectly convertible into, exercisable for or exchangeable into Common Stock, and the issuance of the maximum number of shares of Common Stock upon the conversion, exercise or exchange thereof.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States on the Initial Issue Date, using principles consistently applied.

“Indebtedness” shall mean, as of any date of determination, without duplication: (a) all indebtedness of the Company for borrowed money; (b) all obligations of the Company for the deferred purchase price of property or services (other than trade payables, current accounts payable and similar current non-interest bearing obligations incurred in the ordinary course of the Company’s business); (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but in any such case the amount of such indebtedness shall be limited to the Fair Market Value of such property; (e) all capital lease obligations of the Company; (f) all obligations of the Company, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (e) above; and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by the Company, whether or not such the Company has assumed or become liable for the payment of such obligation. The Indebtedness of the Company shall include the Indebtedness of any other entity to the extent the Company is liable therefor as a result of the Company’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that the Company is not liable therefor.

“Initial Issue Date” shall mean the date that shares of Series A-1 Preferred Stock are first issued by the Company.

“Invested Capital” shall mean the aggregate dollar amount of consideration actually paid by all of the Investors to the Company in consideration of the Series A-1 Preferred Stock and Series A-2 Preferred Stock issued to such Investors.

“Investor” shall mean any Series A-1 Investor or Series A-2 Investor.

“Lien” shall have the meaning ascribed thereto in the Purchase Agreement.

“Liquidation Event” shall mean: (i) any liquidation, dissolution or winding up of the Company or substantially all of its Subsidiaries, whether voluntary or involuntary; (ii) a consolidation or merger of the Company with or into any other company or companies which results in the stockholders of the Company owning less than thirty-five percent (35%) of the outstanding capital stock of the surviving entity; (iii) a sale, lease or exchange of all or substantially all of the assets of the Company or substantially all of the earning power of the Company and its Subsidiaries; (iv) the issuance and/or sale by the Company in one transaction or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); (v) any other form of acquisition or business combination approved by the Board where the Company is the target of such acquisition and where a change in control occurs such that the Person seeking to acquire the Company has the power to elect (through contract, voting or otherwise) a majority of the Board as a result of the transaction; and (vi) any other liquidity events that the Requisite Investors and the Board mutually agree shall constitute a Liquidation Event; provided, however, that the issuance of (i) Series A-1 Preferred Stock pursuant to the Purchase Agreement or as dividends on such Series A-1 Preferred Stock, (ii) Series A-2 Preferred Stock pursuant to the Purchase Agreement or as Aggregate A-2 Adjustment Shares, or (iii) Conversion Shares, shall not constitute a Liquidation Event. Notwithstanding the foregoing to the contrary, the Requisite Investors shall have the right to designate any particular event constituting a Liquidation Event under this definition as an “Excluded Event”, and when so designated, such Excluded Event shall not be deemed a Liquidation Event for any Investor for any purposes under this Certificate of Designation. In order to make such designation, the Requisite Investors shall deliver written notice thereof to the Company before consummation of such Excluded Event. The foregoing designation shall apply only to the particular event so designated, and not to other future or similar events.

“LQA TCF” shall mean, as of any period of determination, the TCF Quarterly Equivalents of (x) in the case of Section 3, the Existing Towers and the Project Towers only, or (y) for all other purposes under this Certificate of Designation or otherwise, for all Eligible Assets of the Company and its Subsidiaries on a consolidated basis, in each case, for the fiscal quarter then ended, multiplied by (y) four (4), provided, however, any Cash Collections included within such TCF Quarterly Equivalents that are attributable to Tenant Leases which are scheduled to expire, terminate, not renew or otherwise not continue at the same or a greater level than the amount included in such TCF Quarterly Equivalents shall be excluded from the entire calculation.

“Mandatory A-1 Redemption Date” has the meaning set forth in Section 11(b)(1).

“Mandatory A-1 Redemption Notice” has the meaning set forth in Section 11(b)(1).

“Mandatory A-1 Redemption Payment” has the meaning set forth in Section 11(b)(1).

“Market Price” shall mean, as of any date of determination (the “Valuation Date”), the following with respect to any class of listed securities: (A) if such security is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of such security on such exchange on the last trading day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in the OTC Bulletin Board, the Market Price shall be the closing sale price of one share of such security on the OTC Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the OTC Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (C) if such security is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of such security on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

“Material Adverse Effect” shall have the meaning ascribed thereto in the Purchase Agreement.

“Minority Interests” shall mean the CIG LLC Class A-IT2, IT5 and IT9 minority interests.

“Monthly Cash Flow Report” has the meaning set forth in Section 10(b)(4).

“NRS” has the meaning set forth in the preamble to this Certificate of Designation.

“Optional A-1 Redemption Date” has the meaning set forth in Section 11(a)(1).

“Optional A-1 Redemption Notice” has the meaning set forth in Section 11(a)(1).

“Optional A-1 Redemption Payment” has the meaning set forth in Section 11(a)(1).

“Optional A-2 Redemption Date” has the meaning set forth in Section 11(c)(1).

“Optional A-2 Redemption Notice” has the meaning set forth in Section 11(c)(1).

“Optional A-2 Redemption Payment” has the meaning set forth in Section 11(c)(1).

“Options” has the meaning set forth in Section 7(f)(1).

“Participating Investors” has the meaning set forth in Section 9(c).

“Per Share A-1 Adjustment Amount” shall mean, as of any date of determination, the Aggregate A-1 Adjustment Amount divided by the then outstanding number of shares of Series A-1 Preferred Stock.

“Person” means except as otherwise required by the context, a Person means a natural person, any form of business or social organization and any other nongovernmental legal entity, including, but not limited to, a corporation, partnership, association, trust or unincorporated organization.

“Preemptive Rights Final Notice” has the meaning set forth in Section 9(c).

“Preemptive Rights Notice” has the meaning set forth in Section 9(a).

“Preemptive Securities” has the meaning set forth in Section 9(b).

“Preferred Stock” has the meaning set forth in the preamble to this Certificate of Designation.

“Project Towers” shall mean those tower sites designated in a written notice by the Company delivered to the Requisite Investors on or before January 15, 2015, provided, that (a) the written notice specifically references that such tower sites are being designated as the “Project Towers” for purposes of this Certificate of Designation, (b) no more than 18 tower sites are designated in such notice, (c) the construction of each such tower site began and was fully completed, and such tower site became fully operational, during the period beginning on the Initial Issue Date and ending on December 31, 2014, (d) each such tower site was acquired by the Company or one of its Subsidiaries, pursuant to that certain Purchase and Sales Agreement, dated as of May 3, 2013, by and between the Company and Liberty Towers, LLC (as in effect on the Initial Issue Date), (e) each such tower site is then owned by the Company or one or its Subsidiaries, and (f) if the Company shall fail to timely deliver the written designation in accordance with this definition, then there shall not be any Project Towers for purposes of this Certificate of Designation and any financial calculations involving Project Towers shall compute a zero with respect to the Project Towers.

“Property” of any Person shall mean any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Proposed Financing” has the meaning set forth in Section 8(a).

“Proposed Financing Notice” has the meaning set forth in Section 8(a).

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated on or about of August 1, 2013, by and among the Company, on the one hand, and the Requisite Investors, on the other hand, pursuant to which, among other things, the Requisite Investors have agreed to purchase shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock from the Company.

“Requisite Investors” shall mean (a) Fir Tree Capital Opportunity (LN) Master Fund, LP, a Cayman Islands exempted limited partnership and (b) Fir Tree REF III Tower LLC, a Delaware limited liability company.

“Response Notice” has the meaning set forth in Section 9(b).

“Revenue Sharing Obligations” shall mean (i) obligations of the Company or any Subsidiary to share revenue or other payments with a third party under any purchase agreement for an Easement or otherwise and (ii) any other fees paid to a third party (whether or not an Affiliate of the Company or any Subsidiary) that are based, in whole or in part, on any Tenant Lease payments from Wireless Assets.

“Revision Notice” has the meaning set forth in Section 10(b)(4).

“Sale Transaction” has the meaning set forth in Section 11(c)(4).

“Second Offer Period” has the meaning set forth in Section 9(c).

“Senior Debt” shall mean (i) all Indebtedness arising under the Credit Agreement; (ii) any other Indebtedness of the Company or its Subsidiaries as shall be designated by the Board to be “Senior Debt” for purposed of this definition, subject to the agreement of the Requisite Investors; and (iii) any Indebtedness entered into in connection with the refinancing or replacement of such Indebtedness.

“Series A-1 Directors” has the meaning set forth in Section 6(b)(ii).

“Series A-1 Investors” shall mean, as of any date of determination, the holders of the then outstanding shares of Series A-1 Preferred Stock.

“Series A-1 Preference Payment” shall mean, as of any date of determination, with respect to each share of Series A-1 Preferred Stock, the sum of (a) the then current Series A-1 Stated Value, plus (b) an amount equal to all Series A-1 Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, plus (c) if any, the applicable Series A-1 Premium.

“Series A-1 Preferred Dividends” has the meaning set forth in Section 4(a).

“Series A-1 Preferred Stock” has the meaning set forth in the preamble to this Certificate of Designation.

“Series A-1 Premium” shall mean, with respect to each share of Series A-1 Preferred Stock and at the time of determination of the Series A-1 Preference Payment in respect thereof, an amount equal to the product of (x) the sum of (i) the then current Series A-1 Stated Value, plus (ii) an amount equal to all Series A-1 Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, multiplied by (y) the percentage set forth under the heading “Premium” in the following table opposite the applicable time of determination:

Applicable Time	Premium
On or before the first (1st) anniversary of the Initial Issue Date	3.0%
After the first (1st) anniversary of the Initial Issue Date but on or before the second (2nd) anniversary of the Initial Issue Date	2.0%
After the second (2nd) anniversary of the Initial Issue Date but on or before the third (3rd) anniversary of the Initial Issue Date	1.0%
After the third (3rd) anniversary of the Initial Issue Date	0.0%

For the avoidance of doubt, the time of determination refers to the time at which the payment of the Series A-1 Premium is to be made.

“Series A-1 Stated Value” shall mean, as of any date of determination, with respect to each share of Series A-1 Preferred Stock, the sum of (x) One Hundred Dollars ($100.00) plus (y) the Per Share A-1 Adjustment Amount plus (z) the Additional Per Share A-1 Adjustment Amount, which Series A-1 Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend (other than the Series A-1 Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series A-1 Preferred Stock.

“Series A-2 Conversion Price” has the meaning set forth in Section 7(a).

“Series A-2 Directors” has the meaning set forth in Section 6(b)(iii).

“Series A-2 Investors” shall mean, as of any date of determination, the holders of the then outstanding shares of Series A-2 Preferred Stock.

“Series A-2 Notional Value” shall mean $1.00, which Series A-2 Notional Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend (other than the Series A-1 Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the  Series A-2 Preferred Stock.

“Series A-2 Preference Payment” has the meaning set forth in Section 5(b).

“Series A-2 Preferred Stock” has the meaning set forth in the preamble to this Certificate of Designation.

“Series A-2 Redemption Price” shall mean, as of any date of determination, with respect to each share of Series A-2 Preferred Stock, the quotient of (x) the greatest of (A) the Fair Market Value of the Company, (B) the Threshold TCF, and (C) 200% of the Invested Capital, divided by (y) the number of shares of Common Stock on a Fully Diluted Basis as of the close of business on the last day of the last fiscal quarter then ended immediately preceding such date; provided, however, in the case of a Liquidation Event, the Fair Market Value of the Company shall be calculated as of, and giving effect to, such Liquidation Event; provided, further, however, in the case of a Disposition Notice, the Fair Market Value of the Company and Threshold TCF shall be calculated as of the date of such Disposition Notice.

“Series A-2 Stated Value” shall mean, as of any date of determination, with respect to each share of Series A-2 Preferred Stock, One One-Thousandth of one Dollar ($0.001), which Series A-2 Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend (other than the Series A-1 Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series A-2 Preferred Stock.

“Series B Preferred Stock” shall mean the Company’s Series B 6% Convertible Redeemable Preferred Stock, par value $0.00001 per share.

“Subsidiary” shall mean (x) at any time, any Person (other than a natural person or Governmental Authority) which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the capital stock or equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person and which are consolidated with the Company for purposes of the financial statements reporting under GAAP, and (y) as of the Initial Issue Date, CIG LLC, CIG Properties, LLC, CIG Services, LLC, CIG Towers, LLC, CIG BTS Towers, LLC, CIG GA Holding, LLC, CIG DT Holding, LLC, CIG Comp Tower, LLC and Specialty Towers Management, LLC.

“TCF Deductions” shall mean, with respect to each fiscal quarter and with respect to any Eligible Asset, the following expenses (without duplication) relating to such quarter (which shall include an appropriate pro-rated portion of such expenses, if applicable) that are paid or payable, directly or indirectly, by the Company or any Subsidiary: (i) any and all taxes (other than the Company’s or its Subsidiaries’ income taxes); (ii) all maintenance expenses; (iii) all insurance expenses; (iv) all utility expenses; (v) all monitoring expenses; and (vi) all lease payments to the landlord/owner of the Easement underlying such Eligible Asset.

“TCF Quarterly Equivalent” shall mean, with respect to each fiscal quarter, (a) in the case of any Tenant Lease providing for monthly payments, (i) the aggregate amount of Cash Collections that are scheduled to be paid to the Company or its Subsidiary for each month in such quarter, less (ii) the TCF Deductions related to such Tenant Lease for such quarter, and (b) in the case of any Tenant Lease providing for periodic payments more or less frequently than monthly, (i) the prorated monthly amount of Cash Collections that are scheduled to be paid to the Company or its Subsidiary during such period(s), less (ii) the TCF Deductions relating to such Tenant Lease and such quarter.

“TCF Shortfall” has the meaning set forth in Section 3(a).

“TCF Statement” has the meaning set forth in Section 3(a).

“Tenant Lease” shall mean a lease agreement between a Tenant Lessee, on the one hand, and the Company or any Subsidiary, on the other hand, relating to an Eligible Asset that is in full force and effect, whether with a Cell Tower Company Intermediary or with a Wireless Provider.

“Tenant Lessee” shall mean any Wireless Provider or Cell Tower Company Intermediary that is party to a Tenant Lease with the Company or any Subsidiary or that has been assigned to the Company or any Subsidiary with respect to any one or more Wireless Assets.

“Threshold TCF” shall mean, as of any date of determination, the difference of (x) the product of fifteen (15), multiplied by the LQA TCF of the Company and its Subsidiaries on a consolidated basis for the last fiscal quarter ended immediately preceding such date, minus (y) the sum of the aggregate amount of Senior Debt outstanding and the Series A-1 Preference Payment (excluding any amount attributable to clause (c) of the definition thereof), in each case, as of the close of business on the last day of the last fiscal quarter ended immediately preceding such date.

“Total Building Cost” shall mean, in addition to the usual connotations thereof, the cost of planning, acquisition or construction of all or any part of the Project Towers and of all or any property, rights, easements, privileges, agreements and franchises deemed to be necessary or useful and convenient therefor or in connection therewith, architectural, engineering and inspection costs and legal expenses, cost of financial, professional and other estimates and advice, organization, administrative, operating and other expenses prior to and during such construction, and all such other expenses as may be necessary or incident to the construction and completion of the Project Towers or part thereof and the placing of the same fully in operation, to the extent incurred or accrued on or before December 31, 2014, or any other costs or expenses otherwise contemplated with respect to any of the foregoing.

“Trigger Issuance” has the meaning set forth in Section 7(f).

“Trigger Price” shall mean, as of any date of determination, the quotient of (x) the Threshold TCF, divided by (y) the aggregate number of outstanding shares of Common Stock calculated on a Fully Diluted Basis as of the close of business on the last day of the last fiscal quarter ended immediately preceding such date.

“Wireless Assets” shall mean all Easements (as defined in the Credit Agreement) and Tenant Leases and other property interests owned by or assigned to the Company or its Subsidiaries, for properties located in the United States and relating to the ownership and/or operation of Cell Towers, for which documentation related to such Easements and Tenant Leases and other property interests is maintained by CIG Towers, LLC, as servicer under the terms and conditions of that certain Communications Facilities Origination, Management, Leasing and Administrative Services Agreement, dated as of July 1, 2012, by and between CIG Comp Tower, LLC and CIG Towers, LLC, together with all related property acquired together with such assets and all proceeds thereof.

“Wireless Provider” shall mean an entity in the business of leasing space as a tenant on or building Cell Towers for, the purposes of installing and maintaining equipment or enabling or providing wireless cellular telecommunications transmission.

2.          Designation; Preference and Ranking.

(a)          The Series A-1 Preferred Stock shall consist of One Million Two Hundred Thousand (1,200,000) shares. The preferences of each share of Series A-1 Preferred Stock with respect to dividend payments and distributions of the Company’s assets upon a Liquidation Event shall be equal to the preferences of every other share of Series A-1 Preferred Stock from time to time outstanding in every respect. Notwithstanding the terms and conditions of any series of Preferred Stock now or hereafter existing providing that the Series A-1 Preferred Stock shall rank pari passu with or junior or senior thereto, the Series A-1 Preferred Stock shall rank senior to the Series A-2 Preferred Stock, the Series B Preferred Stock, the Common Stock, the Minority Interests and all other now or hereafter existing classes and series of capital stock of the Company, as to the payment of dividends and the distribution of assets upon any Liquidation Event. No other equity or equity-linked securities shall be permitted to rank senior to, or pari passu with, the Series A-1 Preferred Stock without express written approval of the Requisite Investors.

(b)          The Series A-2 Preferred Stock shall consist of Ninety Five Million (95,000,000) shares. The preferences of each share of Series A-2 Preferred Stock with respect to dividend payments and distributions of the Company’s assets upon a Liquidation Event shall be equal to the preferences of every other share of Series A-2 Preferred Stock from time to time outstanding in every respect. Notwithstanding the terms and conditions of any series of Preferred Stock now or hereafter existing providing that the Series A-2 Preferred Stock shall rank pari passu with or junior or senior thereto, the Series A-2 Preferred Stock shall rank junior to the Series A-1 Preferred Stock and senior to the Series B Preferred Stock, the Common Stock, the Minority Interests and all other now or hereafter existing classes and series of capital stock of the Company, as to the payment of dividends and the distribution of assets upon any Liquidation Event. Except for the Series A-1 Preferred Stock, no other equity or equity-linked securities shall be permitted to rank senior to, or pari passu with, the Series A-2 Preferred Stock without express written approval of the Requisite Investors.

3.          Adjustments.

(a)          On or prior to January 31, 2015, the Company shall deliver to each Series A-1 Investor a statement of the LQA TCF for the Existing Towers and the Project Towers for the fiscal quarter ended December 31, 2014 (the “TCF Statement”). If the Final LQA TCF is less than $1,700,000 per annum, then immediately upon the determination thereof, the “Aggregate A-1 Adjustment Amount” shall equal the product of (x) twenty (20) multiplied by (y) the amount by which the Final LQA TCF is below $1,700,000 (the “TCF Shortfall”).

(b)          Within thirty (30) days after final completion of the Project Towers, the Company shall deliver to each Series A-1 Investor a statement of the Total Building Cost for the Project Towers (the “Building Cost Statement”). If the Final Total Building Cost is greater than $4,300,000, then immediately upon the determination thereof, the “Aggregate Additional A-1 Adjustment Amount” shall equal the amount by which the Final Total Building Cost exceeds $4,300,000.

(c)          With respect to each of (i) the TCF Statement initially delivered by the Company and the calculation of the LQA TCF for the Existing Towers and the Project Towers in accordance therewith and (ii) the Building Cost Statement and the Final Total Building Cost reflected thereon, such statement and the amounts reflected thereon shall be conclusive and binding on the Company and each Series A-1 Investor upon the sooner of (i) the Company’s receipt of written notice from the Requisite Investors of their agreement therewith or (ii) the date which is forty-five (45) days after receipt by the Series A-1 Investors of the TCF Statement unless the Requisite Investors deliver a notice of disagreement in accordance with the following sentence, with such statement and/or any amounts reflected thereon. In the event of any such disagreement, the Requisite Investors shall so notify the Company prior to end of the 45-day period referred to above and the Company and the Requisite Investors shall use their commercially reasonable efforts to resolve such disagreement. If such parties are unable to resolve their disagreement through such efforts, such parties shall refer the disagreement to the Accounting Firm to review promptly the applicable statement and the disputed items or amounts. Promptly, but no later than twenty (20) calendar days after acceptance of its appointment, the Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Company and the Requisite Investors, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of those issues in dispute and the resulting computation of the LQA TCF for the Existing Towers and the Project Towers or the Final Total Building Cost, as the case may be, which shall be conclusive and binding on the parties absent manifest error. In resolving any disputed item, the Accounting Firm (x) shall be bound by the provisions of this Section 3(c) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either the Company, on the one hand, or the Requisite Investors, on the other hand, or less than the smallest value for such items claimed by the Company, on the one hand, or the Requisite Investors, on the other hand, or include in its computation any item not included in the computation provided by either the Company of the Requisite Investors. The Company shall be responsible for, and pay when due, the fees and expenses of the Accounting Firm plus any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) of the party whose determination of LQA TCF for the Existing Towers and the Project Towers or the Final Total Building Cost, as the case may be, was closest to the final determination by the Accounting Firm. If the determination by the Accounting Firm is equidistant between the determinations of the parties, each of the Company, on the one hand, and the Series A-1 Investors, on the other hand, shall bear the cost of their own out-of-pocket fees and expenses.

(d)          If there is a TCF Shortfall, or if the Aggregate Additional A-1 Adjustment Amount as finally determined is greater than zero, or upon the occurrence of any other accretion on the Series A-1 Preferred Stock (including without limitation, the issuance of any Series A-1 Preferred Dividends), then on the date of thereof determination or occurrence thereof, the Series A-1 Investors shall be deemed the record holders of, and the Company shall issue to the Series A-1 Investors (in such allocation among them as they may determine in their sole discretion), the Aggregate A-2 Adjustment Shares, by delivering certificates evidencing such Aggregate A-2 Adjustment Shares within five (5) days of such date.

(e)          Upon each conversion of a Class A Interest into Common Stock pursuant to, and in accordance with, the terms of the CIG LLC Agreement, the Series A-2 Investors shall be deemed the record holders of, and the Company shall issue to the Series A-2 Investors (allocated on a pro rata basis among them), that aggregate number of additional shares of Series A-2 Preferred Stock so that immediately after giving effect to such issuance of Series A-2 Preferred Stock, the number of Conversion Shares equals the percentage of the Common Stock on a Fully Diluted Basis that the number of Conversion Shares equaled of the Common Stock on a Fully Diluted Basis immediately before giving effect to the conversion of such Class A Interest, by delivering certificates evidencing such shares of Series A-2 Preferred Stock within five (5) days of such date. The Company covenants that all shares of Series A-2 Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes and Liens with respect to the issue thereof.

(f)          Upon each issuance of any Options or Convertible Securities to any former member of the management team of Liberty Towers, LLC, the Series A-2 Investors shall be deemed the record holders of, and the Company shall issue to the Series A-2 Investors (allocated on a pro rata basis among them), that aggregate number of additional shares of Series A-2 Preferred Stock so that immediately after giving effect to such issuance of Series A-2 Preferred Stock, the number of Conversion Shares equals the percentage of the Common Stock on a Fully Diluted Basis that the number of Conversion Shares equaled of the Common Stock on a Fully Diluted Basis immediately before giving effect to the issuance of such Options or Convertible Securities, by delivering certificates evidencing such shares of Series A-2 Preferred Stock within five (5) days of such date. The Company covenants that all shares of Series A-2 Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes and Liens with respect to the issue thereof.

4.          Dividend Rights.

(a)          (i) Each Series A-1 Investor, in preference and priority to the holders of all other classes of stock of the Company, shall be entitled to receive, with respect to each share of Series A-1 Preferred Stock then outstanding and held by such Series A-1 Investor, dividends, commencing from the date of issuance of such share of Series A-1 Preferred Stock, at the Applicable Rate of the then current Series A-1 Stated Value (the “Series A-1 Preferred Dividends”). The Series A-1 Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year. The Series A-1 Preferred Dividends shall be paid to each holder of Series A-1 Preferred Stock in cash (and not in any of form of property, assets or capital stock), from funds legally available therefor; provided, however, solely to the extent that the Board is prevented from authorizing payment or the Company is prohibited from paying any Series A-1 Preferred Dividends in cash under the then existing terms of the Company’s Senior Debt or under applicable Nevada law governing distributions to stockholders, the Company shall pay such Series A-1 Preferred Dividends through the issuance of such number of shares of Series A-1 Preferred Stock equal to the quotient (rounded up to the nearest one-hundredth of one whole share of Series A-1 Preferred Stock) of (x) the amount of the total accrued but unpaid dividends then outstanding on such holder’s shares of Series A-1 Preferred Stock divided by (y) by the Series A-1 Stated Value in effect on the Initial Issue Date (subject to appropriate adjustment from time to time in the event of any stock dividend (other than the Series A-1 Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series A-1 Preferred Stock). The payment of dividends by the Company in either cash or shares of Series A-1 Preferred Stock as required by this Section 4(a) shall be made uniformly with respect to all outstanding shares of Series A-1 Preferred Stock for a given dividend period. For the avoidance of doubt, the payment of Series A-1 Preferred Dividends pursuant to this Section 4(a) is specifically allowed, even if, after giving effect to such Series A-1 Preferred Dividend, the Company’s assets do not exceed its liabilities at the time of its payment, as contemplated under Section 78.288(2)(b) of the Nevada Revised Statutes.

(ii)          Subject to Section 4(c) below, no dividends shall be payable on any shares of Series A-2 Preferred Stock.

(b)          No dividends shall be paid or set aside for payment on any Common Stock of the Company or any other capital stock of the Company during any fiscal quarter of the Company until all outstanding Series A-1 Preferred Dividends (with respect to the current fiscal quarter and all prior fiscal quarters) shall have been paid or declared and set apart in cash for payment to the holders of Series A-1 Preferred Stock.

(c)          In the event that the Company shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Company (other than the Series A-1 Preferred Stock), the Company shall, at the same time, pay to each holder of Series A-2 Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A-2 Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

5.          Liquidation Rights.

(a)          Upon the occurrence of a Liquidation Event, the Series A-1 Investors shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A-2 Preferred Stock, the Series B Preferred Stock, the Common Stock, the Minority Interests, or any other class or series of capital stock of the Company, an amount equal to the Series A-1 Preference Payment. If, upon the occurrence of any such Liquidation Event, the assets and funds to be distributed among the holders of Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A-1 Preference Payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A-1 Preferred Stock in proportion to the Series A-1 Preference Payment each such holder is entitled to receive, and no assets of the Company shall be distributed to the holders of the Series A-2 Preferred Stock, the Series B Preferred Stock, the Common Stock, the Minority Interests, or any other class or series of capital stock of the Company in respect of such Series A-2 Preferred Stock, Series B Preferred Stock, Common Stock, Minority Interests, or any such other stock unless and until the Series A-1 Preference Payment payable to all Series A-1 Investors has been indefeasibly paid in full.

(b)          Subject to the rights of the Series A-1 Investors, upon the occurrence of a Liquidation Event, the Series A-2 Investors shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series B Preferred Stock, the Common Stock, the Minority Interests, or any other class or series of capital stock of the Company (other than Series A-1 Preferred Stock), an amount equal to the Series A-2 Redemption Price for each share of Series A-2 Preferred Stock then held by such holder (the “Series A-2 Preference Payment”). Subject to the rights of the holders of the Series A-1 Preferred Stock, if, upon the occurrence of any such Liquidation Event, the assets and funds to be distributed among the Series A-2 Investors shall be insufficient to permit the payment to such holders of the full Series A-2 Preference Payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A-2 Investors in proportion to the Series A-2 Preference Payment each such holder is entitled to receive, and no assets of the Company shall be distributed to the holders of the Series B Preferred Stock, the Common Stock, the Minority Interests, or any other class or series of capital stock of the Company in respect of such Series B Preferred Stock, Common Stock, the Minority Interests, or any such other stock (other than Series A-1 Preferred Stock) unless and until the Series A-2 Preference Payment payable to all Series A-2 Investors has been indefeasibly paid in full.

(c)          After payment of the full (i) Series A-1 Preference Payment to the Series A-1 Investors as set forth in Section 5(a) above and (ii) Series A-2 Preference Payment to the Series A-2 Investors as set forth in Section 5(b) above, and subject to any other distribution that may be required with respect to any future series of Preferred Stock that may from time to time come into existence, the remaining assets and funds of the Company, if any, available for distribution to stockholders shall be distributed ratably among any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock.

(d)          Distributions Other than Cash. Whenever the distributions provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made to (i) the Series A-1 Investors hereunder shall be made pro rata to the Series A-1 Investors based on the number of shares of Series A-1 Preferred Stock held by each such holder and (ii) the Series A-2 Investors hereunder shall be made pro rata to the Series A-2 Investors based on the number of shares of Series A-2 Preferred Stock held by each such holder.

(e)          Nothing in this Section 5 shall affect in any way the right of each Series A-2 Investor to convert the shares of Series A-2 Preferred Stock held by such holder at any time and from time to time into Common Stock in accordance with Section 7 hereof prior to the consummation of any Liquidation Event.

6.          Voting Rights; Directors; Protective Provisions; Covenants.

(a)          (i)          Except as provided in Sections 6(b) and 6(c) below, or as otherwise provided under Nevada law, the Series A-1 Preferred Stock shall be non-voting.

(ii)          Except as otherwise provided herein or as required by applicable law, the holders of Series A-2 Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A-2 Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Company. As to any matter on which the holders of Series A-2 Preferred Stock shall be entitled to vote, each holder of Series A-2 Preferred Stock shall have a number of votes per share of Series A-2 Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series A-2 Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 7 hereof.

(b)          (i)          The Board shall consist of five (5) members or such other number as the Board shall determine from time to time, subject to Section 6(b)(iv) and Section 6(c)(i)(10) hereof.

(ii)          As long as any shares of Series A-1 Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting as a separate class, shall be entitled, pursuant to NRS 78.330, to elect two (2) directors of the Company (the “Series A-1 Directors”), subject to Section 6(b)(iv) below.

(iii)          As long as any shares of Series A-2 Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series A-2 Preferred Stock, voting as a separate class, shall be entitled, pursuant to NRS 78.330, to elect the number of directors of the Company equal to the difference (but not less than zero) of (x) two (2), minus (y) the number of Series A-1 Directors then able to be elected (the “Series A-2 Directors”). For the avoidance of doubt, if no Series A-1 Preferred Stock is then outstanding, the holders of the Series A-2 Preferred Stock shall be entitled to elect the Series A-2 Directors in accordance with the immediately preceding sentence.

(iv)          If the Company incurs an Event of Default, then (x) the size of the Board shall automatically, without further notice, action or deed, increase from five (5) to seven (7), and (y) the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (or, if no Series A-1 Preferred Stock is then outstanding, then the holders of the Series A-2 Preferred Stock) shall have, pursuant to NRS 78.330, the right to appoint two (2) additional directors of the Company; provided, however, if such Event of Default is cured within six (6) months of the first occurrence thereof, then (x) the appointment of such additional directors shall, without further notice, action or deed, terminate upon such cure, and (y) the size of the Board shall thereupon automatically, without further notice, action or deed, revert to five (5) upon such cure. The determination of whether any Event of Default has been cured shall be made by the then current Board.

(v)          The holders of outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock and Common Stock, voting together as a single class, shall be entitled, pursuant to NRS 78.330, to elect the number of directors of the Company equal to five (5) less the number of Series A-1 Directors and Series A-2 Directors then able to be elected.

(vi)        In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 6(b), the remaining directors so elected by that class or series may (or, if there are no such directors remaining, the holders of a majority of the shares of that class or series may by affirmative vote) elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative two-thirds vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to a written consent. For purposes of NRS 78.335(5), these provisions are within the Articles of Incorporation of the Company thereby overriding the right of the majority of the remaining directors to fill vacancies.

(c)          (i)          So long as any shares of Series A-1 Preferred Stock or any shares of Series A-2 Preferred Stock remain outstanding, without the prior affirmative vote or prior written consent of the Requisite Investors, the Company shall not, directly or indirectly, or permit any of its Subsidiaries to, by amendment to the Company’s Articles of Incorporation, bylaws (or other governing documents), merger or otherwise, take any of the following actions or agree to take any of the following actions:

(1)         amend, alter or repeal any of the provisions of the Company’s Articles of Incorporation or bylaws, this Certificate of Designation, or in any way change the preferences, privileges, rights or powers with respect to the Series A-1 Preferred Stock or Series A-2 Preferred Stock or reclassify any class of stock;

(2)         other than (i) the issuance and sale of any Series A-1 Preferred Stock or Series A-2 Preferred Stock to the Investors, (ii) an issuance of securities as consideration for an Approved Acquisition, (iii) issuances by a Subsidiary existing on the date hereof (or a Subsidiary formed after the date hereof that is approved by the Requisite Investors) to the Company or any other Subsidiary existing on the date hereof (or a Subsidiary formed after the date hereof that is approved by the Requisite Investors), and (iv) upon the conversion or exercise of any Options or Convertible Securities outstanding on the Initial Issue Date, authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) Options or other Convertible Securities or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity;

(3)         increase the number of authorized shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock or authorize the issuance of or issue any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock (other than an issuance and sale to the Investors in accordance with the express terms of this Certificate of Designation or the Purchase Agreement, as in effect from time to time);

(4)         agree to any restriction on the Company’s ability to satisfy its obligations hereunder to holders of Series A-1 Preferred Stock or Series A-2 Preferred Stock or the Company’s ability to honor the exercise of any rights of Series A-1 Investors or the Series A-2 Investors;

(5)         redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Company (except with respect to (i) the repurchase of shares of Common Stock held by employees, officers or directors of the Company pursuant to the terms of a Board approved equity incentive plan or (ii) the repurchase or redemption of the Series A-1 Preferred Stock or Series A-2 Preferred Stock in accordance with the terms of this Certificate of Designation);

(6)         other than an Approved Acquisition, acquire any material (relative to the Company and its Subsidiaries, as a whole) properties, assets or business of another Person (other than the Company or a Subsidiary), in one transaction or a series of related transactions;

(7)         engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other Person, in one transaction or a series of related transactions;

(8)         enter into or consummate any Liquidation Event, or any other transaction involving the sale, assignment, licensing, transfer, conveyance, leasing or otherwise disposition of a substantial portion of the assets of the Company or its Subsidiaries, or any other merger or consolidation with, any Person, in one transaction or a series of related transactions;

(9)         other than an Approved Acquisition, at any time create any direct or indirect Subsidiary, enter into any joint venture, business combination or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Company or any of its Subsidiaries;

(10)        approve the annual budget and business plan of the Company or any changes thereto submitted pursuant to Section 10(b)(1);

(11)        other than (x) an Approved Acquisition or (y) the cost and expenses of an Accounting Firm engaged pursuant to this Certificate of Designation, any expenditure by the Company or any Subsidiary, individually, in excess of $250,000 or in the aggregate in excess of $500,000, that are not included in the Approved Budget, or any expenditure by the Company or any Subsidiary that exceeds the amount for such expenditure in the Approved Budget by ten (10%) percent;

(12)        subject to Section 6(b)(iv), change the number of directors which constitutes the Board;

(13)        create, incur, assume or suffer to exist, or increase the amount of, any liability for borrowed money, directly or indirectly other than: (a) Indebtedness existing on the date hereof; (b) purchase money Indebtedness of the Company (including, without limitation, capital leases to the extent secured by purchase money security interests in equipment acquired pursuant thereto), (c) Indebtedness owing to the Company or any Subsidiary, (d) Indebtedness, the proceeds of which are used solely to fund the consideration and related transaction expenses for an Approved Acquisition, (e) incremental borrowings under the Senior Debt not to exceed $250,000 since the Initial Issue Date, and (f) Indebtedness included in an Approved Budget;

(14)        assume, endorse, be or become liable for or guaranty the obligations of any other Person (other than the Company, a wholly-owned Subsidiary or CIG LLC);

(15)        cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(16)        other than securing the Senior Debt or Indebtedness pursuant to clause (a), (b), (d) (solely to the extent of the consideration for such Approved Acquisition) or (e) of Section 6(c)(i)(13), create, incur, assume or suffer to exist, any Lien on any of their or its respective properties or assets now owned or hereafter acquired;

(17)        other than transactions solely between the Company and one or more of its Subsidiaries or solely between two or more Subsidiaries, enter into any transaction with any Affiliates or its or any of its Affiliate’s equity holders, directors, officers, employees (including upstreaming and downstreaming of cash and intercompany advances and payments) in an amount in excess of $100,000 in the aggregate or amend any material provision of any agreement with any Affiliate, or waive any material right of the Company or any of its Subsidiaries under any such agreement;

(18)        except in accordance with Section 4 above, dividends and distributions solely between the Company and its Subsidiaries and, provided that no Event of Default has occurred and is then continuing, except with respect to the dividends payable on the Series B Preferred Stock (as in effect on the Initial Issue Date), directly or indirectly, pay any dividends or distributions on any shares of any class of its capital stock or other Options or Convertible Securities, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, any other distribution in respect of such capital stock, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries;

(19)        hiring, firing, suspending or otherwise changing the employment status of the chief executive officer or chief financial officer of the Company or any Subsidiary, or amending, increasing, decreasing or otherwise changing the compensation, benefits or severance of any executive officer of the Company or any Subsidiary, except as provided in the Approved Budget for the then current period;

(20)        amend or alter any of the provisions of the certificate of formation or limited liability company agreement or any or other organizational, charter or operating documents of any Subsidiary or in any way change the preferences, privileges, rights or powers with respect to, or reclassify, any class of equity interests of any Subsidiary; or

(21)        enter into an agreement to do any of the foregoing.

(ii)         Notwithstanding Section 6(c)(i), the Company shall have the right, at any time and from time to time after the Initial Issue Date, without the approval of the Series A-1 Investors or the Series A-2 Investors, to issue and sell equity securities ranking junior to the Series A-1 Preferred Stock and the Series A-2 Preferred Stock provided that the Equity Conditions have been satisfied.

(iii)        Notwithstanding Section 6(c)(i), the affirmative vote of a simple majority plus one (1) director shall be required in order to approve or to seek or agree to, in respect of the Company or any Subsidiary, (a) any plan of liquidation or dissolution, (b) any voluntary petition for relief under U.S. federal bankruptcy laws or any state equivalent thereof, (c) the appointment of any receiver, trustee, custodian or similar fiduciary with respect to its business, properties or assets, or (d) make an assignment for the benefit of creditors or any offer of settlement, extension or composition to their respective unsecured creditors generally.

(iv)        As to any matter on which the Series A-1 Investors or Series A-2 Investors shall be entitled to vote in accordance with this Section 6(c), each Series A-1 Investor or Series A-2 Investor, respectively, shall have one vote for each share of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders.

(d)          If, at any time, the Company shall issue any class or series of capital stock, or adjust the rights of any now or hereafter existing class or series of capital stock, so that the powers, designations, preferences and rights thereof are in any way superior to the then existing powers, designations, preferences and rights of the Series A-1 Preferred Stock and/or Series A-2 Preferred Stock (other than the Series A-1 Preferred Stock), then, and in each such instance, the then outstanding shares of Series A-1 Preferred Stock and/or Series A-2 Preferred Stock, respectively, automatically and without further action or deed by the Company or any Investor, be adjusted to have such superior powers, designations, preferences and rights, which adjustment shall be immediately effective. The Company shall cause this Certificate of Designation to be amended as appropriate, but such amendment shall not be a pre-requisite to the effectiveness of any adjustment required by this Section 6(d). At least thirty (30) days in advance thereof, the Company shall provide written notice to the Series A-1 Investors and/or the Series A-2 Investors, as applicable, of any issuance or adjustment giving rise to an adjustment to the Series A-1 Preferred Stock and/or Series A-2 Preferred Stock, respectively, under this Section 6(d). Nothing in this Section 6(d) shall give the Company the right to effect any issuance of superior securities or adjustment to any other class or series of capital stock that is otherwise prohibited or limited by this Certificate of Designation. The Company shall not take any action that impairs, restricts or otherwise compromises the rights of, or the Company’s ability to perform its obligations with respect to, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the holders thereof.

7.          Conversion. The Series A-1 Preferred Stock shall not be convertible into Common Stock. The Series A-2 Investors shall have the following conversion rights with respect to their shares of Series A-2 Preferred Stock:

(a)          Subject to the terms and conditions of this Section 7, each Series A-2 Investor shall have the right, at its option at any time, to convert any share or shares of Series A-2 Preferred Stock held by such Series A-2 Investor into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (A) multiplying the number of shares of Series A-2 Preferred Stock to be converted by the Series A-2 Notional Value then in effect; and (B) dividing the result obtained pursuant to clause (A) above by the Series A-2 Conversion Price then in effect. The “Series A-2 Conversion Price” shall initially be $1.00, and shall be subject to adjustment from time to time in accordance with the provisions of this Section 7.

(b)          The rights of conversion set forth in this Section 7 shall be exercised by any Series A-2 Investor by giving written notice to the Company that such holder elects to convert a stated number of shares of Series A-2 Preferred Stock into Common Stock (a “Conversion Notice”) and by surrender of a certificate or certificates for the shares of Series A-2 Preferred Stock so to be converted (or, in lieu thereof, by delivery of a lost stock affidavit, including customary indemnification of the Company, in the event such certificate or certificates have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series A-2 Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Company’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(c)          Promptly after receipt of any Conversion Notice and surrender of the certificate or certificates for the share or shares of Series A-2 Preferred Stock to be converted (or, in lieu thereof, by delivery of a lost stock affidavit, including customary indemnification of the Company, in the event such certificate or certificates have been lost or destroyed), but in no event more than three (3) Business Days thereafter, the Company shall issue and deliver, or cause to be issued and delivered, to the Series A-2 Investor, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A-2 Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series A-2 Conversion Price shall be determined, as of the close of business on the date on which such Conversion Notice shall have been received by the Company and the certificate or certificates for such share or shares of Series A-2 Preferred Stock shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost stock affidavit has been delivered to the Company), and at such time, the rights of the Series A-2 Investor of such share or shares of Series A-2 Preferred Stock shall cease with respect to the shares of Series A-2 Preferred Stock being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(d)          If the Company shall fail for any reason or for no reason to issue to the Series A-2 Investor the applicable certificate or certificates within three (3) Business Days of receipt of documents necessary for the conversions set forth above (the “Deadline Date”), then, in addition to all other remedies available to such holder, if on or after the first Business Day immediately following such three (3) Business Day period, such holder or such holder’s broker, acting on behalf of such holder, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that such holder anticipated receiving from the Company upon a conversion of its Series A-2 Preferred Stock (a “Buy-In”), then the Company shall, within three (3) Business Days after such holder’s request and in such holder’s sole discretion, either (i) pay cash to the holder in an amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such holder a certificate or certificates representing such shares of Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock, times (y) the closing bid price on the Deadline Date.

(e)          No fractional shares of Common Stock shall be issued upon any conversion of shares of Series A-2 Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 7(e), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A-2 Preferred Stock for conversion an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the number of shares of Series A-2 Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 7(a) above exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder, at the expense of the Company, a new certificate or certificates for the number of shares of Series A-2 Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(f)          Except as provided in Section 7(g) below, if and whenever the Company shall issue or sell, or is, in accordance with Sections 7(f)(1) through 7(f)(5) hereof, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the greater of (x) the Trigger Price and (y) the Series A-2 Conversion Price, each as in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”), effective as of the close of business on the effective date of the Trigger Issuance the then-existing Series A-2 Conversion Price shall be reduced to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold in such Trigger Issuance.

For purposes of this Section 7(f), the following subsections (f)(l) to (f)(5) shall be applicable (subject, in each such case, to the provisions of Section 7(e) hereof):

(1)         In case at any time after the date hereof the Company shall in any manner grant, issue or sell any stock or equity or debt security exercisable for, convertible into or exchangeable for Common Stock (“Convertible Securities”) or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (such warrants, rights or options being called “Options”), whether or not the right to convert, exchange or exercise any such Convertible Securities or such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities or upon the exercise of such Options (determined by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Company as consideration for the issue or sale of such Convertible Securities or the granting of such Options, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities or the exercise of all such Options, plus (z), in the case of such Options to purchase Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares (assuming the then current conversion price or exercise price) of Common Stock issuable upon the conversion or exchange of all such Convertible Securities, or upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options), shall be less than the great of (x) the Trigger Price and (y) the Series A-2 Conversion Price, each as in effect immediately prior to the time of the issue or sale of such Convertible Securities or the granting of such Options, then the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, or the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities or the granting of such Options (including Options to purchase Convertible Securities) and thereafter shall be deemed to be outstanding for purposes of adjusting the Series A-2 Conversion Price. Except as otherwise provided in Section 7(f)(2), no additional adjustment of the Series A-2 Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities or upon exercise of such Options.

(2)         If the purchase price provided for in any Option referred to in Section 7(f)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(f)(l), or the rate at which Convertible Securities referred to in Section 7(f)(l) are exercisable for, convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), then the Series A-2 Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A-2 Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A-2 Conversion Price then in effect hereunder is thereby reduced. On the termination of any Option for which an adjustment was made pursuant to this Section 7(f) or any right to convert or exchange Convertible Securities for which an adjustment was made pursuant to this Section 7(f), the Series A-2 Conversion Price then in effect hereunder shall forthwith be changed to the Series A-2 Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(3)         In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

(4)         In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold, upon date of the granting of such right of subscription or purchase. Notwithstanding the foregoing, no anti-dilution adjustment provided for in this Section 7 shall be effected with respect to any transaction for which a record date is set by the Company if the transaction is abandoned by the Company prior to the time such transaction becomes effective.

(5)         The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issuance or sale of Common Stock for the purpose of this Section 7(f).

(g)          Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Series A-2 Conversion Price in the case of the following issuances of shares of Common Stock from and after the Initial Issue Date: (i) issuances upon the exercise of any Options or Convertible Securities granted, issued and outstanding on the Initial Issue Date; (ii) issuances upon the grant or exercise of any stock or Options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Company in existence on the Initial Issue Date, so long as the issuance of such stock or Options is approved by a majority of the independent members of the Board or a majority of the members of a committee of independent directors established for such purpose; (iii) subject to Section 6(c), issuances of securities as consideration for a merger or consolidation with, or purchase of assets from, a non-Affiliated third party or in connection with any strategic partnership, joint venture or similar transaction with a non-Affiliated third party with which the Company will enter into technology or development agreement(s) (the primary purpose of any such action is not to raise capital); (iv) shares of Common Stock issuable upon conversion of Series A-2 Preferred Stock or as payment-in-kind dividends on (x) the Series A-1 Preferred Stock in accordance with the terms hereof, or (y) the Series B Preferred Stock (as in effect on the Initial Issue Date); and (v) shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment is provided for in Sections 7(h), (i), (j) or (k) below (collectively, “Excluded Issuances”).

(h)          If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Series A-2 Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series A-2 Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(i)          If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Series A-2 Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A-2 Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(j)          If the Common Stock issuable upon the conversion of the Series A-2 Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 7, or the sale of all or substantially all of the Company’s properties and assets to any other Person), then and in each such event the holder of each share of Series A-2 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A-2 Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(k)          If at any time or from time to time there shall be a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of such merger, or consolidation or sale, provision shall be made so that holders of Series A-2 Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A-2 Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A-2 Preferred Stock immediately prior to such merger, consolidation or sale, without regard to any conversion limitation specified in Section 7(l). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series A-2 Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 7, including adjustment of the Series A-2 Conversion Price then in effect for the Series A-2 Preferred Stock and the number of shares issuable upon conversion of the Series A-2 Preferred Stock shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(l)          Notices of Record Date. In case at any time:

(1)         the Company shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Company payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(2)         the Company shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Company any additional shares of stock of any class or other rights; or

(3)         there shall be any capital reorganization or reclassification of the capital stock of the Company, any acquisition or a Liquidation Event;

then, in any one or more of said cases, the Company shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to each Series A-2 Investor at the address of such holder as shown on the books of the Company, (a) at least 10 Business Days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (3) of this Section 7(l) and (b) in the case of any event set forth in clause (3) of this Section 7(l), at least 10 Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (3) of this Section 7(l).

(m)          Upon any adjustment of the Series A-2 Conversion Price, then and in each such case the Company shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to each Series A-2 Investor at the address of such holder as shown on the books of the Company, which notice shall state the Series A-2 Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(n)          The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series A-2 Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A-2 Preferred Stock without regard to the limitation set forth in Section 7(n). The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes and Liens with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A-2 Conversion Price in effect at the time. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Company will not take any action which results in any adjustment of the Series A-2 Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A-2 Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Company’s Articles of Incorporation.

(o)          The issuance of certificates for shares of Common Stock upon conversion of Series A-2 Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A-2 Preferred Stock which is being converted.

(p)          The Company will at no time close its transfer books against the transfer of any Series A-2 Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A-2 Preferred Stock in any manner which interferes with the timely conversion of such Series A-2 Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

8.          Right of First Refusal.

(a)          In the event the Company desires to raise capital pursuant to any equity or debt financing transaction (which shall include, without limitation, any transaction where the Company raises capital through the issuance and sale of any of its equity or debt securities, or any securities that are convertible into or exercisable for such securities (other than pursuant to an Excluded Issuance)) at any time after the Initial Issue Date (a “Proposed Financing”) the Company shall, for long as any shares of Series A-2 Preferred Stock are outstanding, deliver to the then current Series A-2 Investors a comprehensive term sheet containing all of the significant terms of the Proposed Financing (the “Proposed Financing Notice”). The delivery of the Proposed Financing Notice to the Series A-2 Investors shall constitute an irrevocable offer by the Company to the Series A-2 Investors to provide the Proposed Financing on the terms set forth in the Proposed Financing Notice. For a period of fifteen (15) days following receipt of the Proposed Financing Notice (the “Series A-2 Exercise Notice Period”), upon written notice to the Company, the Series A-2 Investors shall have the right, but not the obligation, to provide the entire Proposed Financing (but not less than the entire Proposed Financing) on the terms set forth in the Proposed Financing Notice, and each such Series A-2 Investor shall have the right to purchase its pro rata share of the securities being issued and sold in the Proposed Financing, based on the aggregate number of shares of Series A-2 Preferred Stock (on an as-converted basis) held by each such holder; provided, however, if any Series A-2 Investor shall decline to exercise its rights under this Section 8, then in determining the pro rata share of the other Series A-2 Investors who are exercising their rights under this Section 8, the number of shares of Series A-2 Preferred Stock held by each such declining holder shall be excluded from such determination, and each exercising holder shall have the right of over-subscription to the extent of the declining holder’s or holders’ (as the case may be) pro rata share.

(b)          If the Series A-2 Investors do not exercise their right to participate in the entire Proposed Financing within the aforementioned fifteen (15) day period, the Company shall have the right, subject to Section 9 below, for a period of ninety (90) days following the expiration of the Series A-2 Exercise Notice Period, to consummate the Proposed Financing with any third party on the terms and conditions set forth in the Proposed Financing Notice (and such other terms as the Board may approve, but in no event terms that are less favorable to the Company than those set forth in the Proposed Financing Notice); provided, however, in the event the Proposed Financing is not consummated within the thirty (30) day period following the expiration of the Series A-2 Exercise Notice Period, this Section 8 shall again apply to such Proposed Financing and any subsequent Proposed Financing. The failure of the Series A-2 Investors to exercise their rights under this Section 8 shall not be deemed a waiver of such right with respect to any future Proposed Financing, and the Company shall be obligated to comply with the provisions of this Section 8 with respect to any Proposed Financing so long as any shares of Series A-2 Preferred Stock are outstanding.

(c)          If the consideration to be paid for any securities in the Proposed Financing is in property, services or other non-cash consideration, any Investor cannot for any reason pay for such securities in the same form of non-cash consideration, then such Investor may pay in cash the Fair Market Value equivalent thereof, as determined in good faith by the Board. For the avoidance of doubt, nothing in this Section 8 shall permit a Proposed Financing if it has not been approved pursuant to Section 6(c).

(d)          This Section 8 shall terminate and be of no further force and effect if the Series A-2 Investors collectively cease to own Series A-2 Preferred Stock (counting the Conversion Shares issuable upon conversion thereof) or any other Convertible Securities of the Company equal to at least ten (10%) percent of the Common Stock calculated on a Fully Diluted Basis.

9.          Preemptive Rights.

(a)          If the Company determines to consummate a Proposed Financing with third parties as contemplated in Section 8(b), then, within five (5) days after making such determination, the Company shall deliver to the then current Series A-2 Investors written notice (“Preemptive Rights Notice”) setting forth in reasonable detail the number, price, payment and other terms of the Proposed Financing in accordance with Section 8(b).

(b)          Each Series A-2 Investor shall thereafter have the preemptive right, to purchase a pro rata portion of the securities being offered in such Proposed Financing (the “Preemptive Securities”), so that after giving effect to such purchase, such Series A-2 Investor will own the same percentage of the capital stock of the Company (calculated on a Fully Diluted Basis) that it owns immediately prior to the Proposed Financing. Each Series A-2 Investor may accept the Company’s offer as to all or any lesser number of such Series A-2 Investor’s pro rata share of such Preemptive Securities by delivering written notice (“Response Notice”) to the Company no later than thirty (30) days after the Preemptive Rights Notice is given (the “First Offer Period”).

(c)          Each Series A-2 Investor who timely delivers a Response Notice to the Company shall specify in the Response Notice the number of Preemptive Securities such Series A-2 Investor elects to purchase, up to such holder’s pro rata share. If any Series A-2 Investor desires to waive its preemptive rights prior to the expiration of the First Offer Period, such holder may (but is not required to) do so by giving notice to the Company, and shall not be obligated to give notice to any other party. If any such Series A-2 Investor fails to exercise its preemptive rights prior to the expiration of the First Offer Period, then such holder shall be deemed to have irrevocably waived its preemptive rights with respect to such Proposed Financing. If and to the extent one or more of the Series A-2 Investors does not elect to purchase such holder’s entire pro rata share of the Preemptive Securities with respect to such Proposed Financing, the remaining Preemptive Securities shall be automatically offered by the Company by means of final written notice (together with a statement of the number of shares of the Preemptive Securities as to which no election has been made) (“Preemptive Rights Final Notice”) for a period of ten (10) days from the giving of such Preemptive Rights Final Notice (the “Second Offer Period”), to the Series A-2 Investors, if any, who elected during the First Offer Period to purchase all of the Preemptive Securities to which they were then entitled (such Series A-2 Investors being the “Participating Investors”). Each of such Participating Investors shall be entitled to elect to purchase such pro rata portion of the remaining Preemptive Securities as the number of shares of Series A-2 Preferred Stock (on an as-converted basis) then owned by such holder bears to the number of shares of Series A-2 Preferred Stock (on an as-converted basis) then owned by all of the Participating Investors.

(d)          The Company shall have ninety (90) days from the date of the Preemptive Rights Notice to consummate the Proposed Financing, which shall be at the price as, and upon terms that are not less favorable to the Company than those, specified in the Preemptive Right Notice, provided, that, if such issuance is subject to regulatory approval, such ninety (90) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred eighty (180) days from the date of the Preemptive Rights Notice; provided, further, each Series A-2 Investor who has elected to purchase Preemptive Securities shall be entitled to any better price and terms that were permitted to be and that were offered to any third party. At the consummation of such issuance, the Company shall issue certificates representing the Preemptive Securities to be purchased by the Series A-2 Investors registered in the name of such Series A-2 Investors, against payment by them of the purchase price for such Preemptive Securities. If the Company proposed to issue any class of Preemptive Securities after such time period above, it shall again comply with the procedures set forth in this Section 9. For the avoidance of doubt, nothing in this Section 9 shall permit a Proposed Financing if it has not been approved pursuant to Section 6(c).

10.         Information Rights.

(a)          If at any time, with respect to each of the periods referenced in the following subsections (a)(l) to (a)(4), the Company is not subject to the periodic reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company shall deliver to each Investor for such period, as applicable:

(1)         as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Approved Budget for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally regionally recognized standing selected by the Company;

(2)         as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(3)         as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct; and

(4)         as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(b)          For long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall deliver to the then current Series A-1 Investors and Series A-2 Investors, as applicable:

(1)         as soon as practicable, but in any event sixty (60) days before the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board and the Requisite Investors pursuant to Section 6(c)(i)(9) and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (as so approved, an “Approved Budget”) and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(2)         within thirty (30) days after the end of each calendar month, a report showing the sales for the month then ended, as well as projected sales for the ensuing three (3) calendar months, listing each customer, the dollar volume of the sale or projected sale to each such customer or prospective customer, and in the case of projected sales, the likelihood of achieving such sale, provided, that, the format of such report may be modified from time to time by the Company with the approval of the Requisite Investors;

(3)         within thirty (30) days after the end of each calendar month, an update to the spreadsheet set forth in Schedule 3.46(a) of the Purchase Agreement, in order that upon delivery thereof, such spreadsheet shall be true and correct, with such changes as to form that may be made from time to time by the Company with the approval of the Requisite Investors;

(4)         within thirty (30) days after the end of each calendar month in which the Company’s EBITDA is less than zero, a pro forma three month cash flow budget for the Company and its Subsidiaries on a consolidated basis, showing all cash inflows and outflows for the ensuing three (3) calendar months (each, a “Monthly Cash Flow Report”), provided, that, the Company shall make such revisions to any Monthly Cash Flow Report as the Requisite Investors shall require by written notice given by them to the Company within five (5) Business Days of their receipt thereof (a “Revision Notice”) and deliver an updated version reflecting such revisions within five (5) Business Days after receipt of a Revision Notice, provided, further, that, if the Requisite Investors do not timely deliver a Revision Notice with respect to a Monthly Cash Flow Report, the version received by the Series A-1 Investors and Series A-2 Investors hereunder shall be deemed approved for the period covered thereby;

(5)         written notice of any event or occurrence that would constitute, or with the passage of time or the giving of notice, or both, would constitute, an Event of Default, no later than two (2) Business Day of after event or occurrence.

(c)          With respect to the financial statements called for in Section 10(a)(2), Section 10(a)(3) and Section 10(a)(4), the Company shall accompany such financial statements with an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 10(a)(2), Section 10(a)(3) and Section 10(a)(4)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein. With respect to the reports and notices called for in Section 10(b)(2), Section 10(b)(3), Section 10(b)(4) and Section 10(b)(5), the Company shall accompany such reports and notices with an instrument executed by the chief financial officer or chief executive officer of the Company certifying that such reports and notices are true and correct.

(d)          For long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall deliver any such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Series A-1 Investor or Series A-2 Investor, respectively, may from time to time reasonably request.

(e)          If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(f)          For so long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall permit each Series A-1 Investor and Series A-2 Investor, respectively, at such holder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such holder.

11.         Redemption.

(a)          Optional Redemption of Series A-1 Preferred Stock.

(1)         Each of the Series A-1 Investors shall have the right to require the Company to redeem all or any portion of its outstanding shares of Series A-1 Preferred Stock at any time after the earlier to occur of (x) the fifth (5th) anniversary of the Initial Issue Date, and (y) the occurrence of an Event of Default, by delivering written notice thereof to the Company, which shall specify the number of shares of Series A-1 Preferred Stock to be redeemed (the “Optional A-1 Redemption Notice”). The date of receipt of the Optional A-1 Redemption Notice by the Company is referred to as the “Optional A-1 Redemption Date.” Within five (5) Business Days after the Optional A-1 Redemption Date, the Company shall redeem the shares of Series A-1 Preferred Stock specified in the Optional A-1 Redemption Notice(s) and simultaneously the Company shall deliver to each such Series A-1 Investor who has then delivered an Optional A-1 Redemption Notice the aggregate Series A-1 Preference Payment for each share of Series A-1 Preferred Stock subject to such Optional A-1 Redemption Notice (the “Optional A-1 Redemption Payment”). Notwithstanding the foregoing to the contrary, if on the Optional A-1 Redemption Date, Nevada law governing distributions to stockholders prevents either (x) the Board from authorizing redemption or (y) the Company from redeeming all shares of Series A-1 Preferred Stock at the aggregate Optional A-1 Redemption Payment for such shares, then the Company shall ratably redeem the maximum number of shares of Series A-1 Preferred Stock that it is permitted to redeem under such law at the aggregate Optional A-1 Redemption Payment, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(2)         Upon indefeasible receipt by the Series A-1 Investors who delivered Optional A-1 Redemption Notices of the full Optional A-1 Redemption Payment and any dividends, if any, due and owing to such Series A-1 Investors pursuant to Section 11(a)(3), all such shares of Series A-1 Preferred Stock so redeemed shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock and all certificates evidencing such shares shall immediately become null and void.

(3)         If any portion of the applicable Optional A-1 Redemption Payment under Section 11(a)(1) is not paid by the Company within seven (7) Business Days of the Optional A-1 Redemption Date, then, if at such time the Applicable Rate is less than 19%, it shall be increased to 19% until the applicable Optional A-1 Redemption Payment is indefeasibly paid in full (which amount shall be paid as liquidated damages and not as a penalty). Series A-1 Preferred Dividends shall continue to accrue on the then outstanding Series A-1 Preferred Stock at the Applicable Rate, as may be adjusted pursuant to this Section 11(a)(3).

(b)          Mandatory Redemption of Series A-1 Preferred Stock.

(1)         The Company shall have the right to redeem all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock at any time after the Initial Issue Date by delivering written notice thereof to the Series A-1 Investors (the “Mandatory A-1 Redemption Notice”), which shall specify the date on which such redemption shall occur (which shall not be less than ten (10) nor greater than thirty (30) calendar days after the date of the Mandatory A-1 Redemption Notice, such date, the “Mandatory A-1 Redemption Date”). On the Mandatory A-1 Redemption Date, the Company shall redeem all outstanding shares of Series A-1 Preferred Stock and the Company shall simultaneously deliver to each such Series A-1 Investor the aggregate Series A-1 Preference Payment for each share of Series A-1 Preferred Stock owned by such Series A-1 Investor (the “Mandatory A-1 Redemption Payment”). Notwithstanding the foregoing to the contrary, the Company shall not be permitted to deliver a Mandatory A-1 Redemption Notice if Nevada law governing distributions to stockholders prevents either (x) the Board from authorizing redemption or (y) the Company from redeeming all shares of Series A-1 Preferred Stock for the full Mandatory A-1 Redemption Payment.

(2)         Upon indefeasible receipt by the Series A-1 Investors of the full Mandatory A-1 Redemption Payment in cash, all shares of Series A-1 Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock and all certificates evidencing such shares shall immediately become null and void.

(c)          Optional Redemption of Series A-2 Preferred Stock.

(1)         Each of the Series A-2 Investors shall have the right to require the Company to redeem all or any portion of its outstanding shares of Series A-2 Preferred Stock at any time during the period beginning on the fifth (5th) anniversary of the Initial Issue Date and ending on the seventh (7th) anniversary of the Initial Issue Date, or immediately upon (and subject to) a Liquidation Event, by delivering written notice thereof to the Company (the “Optional A-2 Redemption Notice”), which shall specify the number of shares of Series A-2 Preferred Stock to be redeemed and the date on which such redemption shall occur (which shall not be less than ten (10) nor greater than thirty (30) calendar days after the date of the Optional A-2 Redemption Notice, or in the case of a Liquidation Event, either during the foregoing period or on the date of such Liquidation Event, such date, the “Optional A-2 Redemption Date”). On the Optional A-2 Redemption Date, the Company shall redeem all outstanding shares of Series A-2 Preferred Stock specified in the Optional A-2 Redemption Notice(s) and the Company shall simultaneously deliver to each such Series A-2 Investor who has then delivered an Optional A-2 Redemption Notice the aggregate Series A-2 Redemption Price for each share of Series A-2 Preferred Stock subject to such Optional A-2 Redemption Notice (the “Optional A-2 Redemption Payment”). Notwithstanding the foregoing to the contrary: (x) if on the Optional A-2 Redemption Date, Nevada law governing distributions to stockholders prevents either (1) the Board from authorizing redemption or (2) the Company from redeeming all shares of Series A-2 Preferred Stock at the aggregate Optional A-2 Redemption Payment for such shares, then the Company shall ratably redeem the maximum number of shares of Series A-2 Preferred Stock that it is permitted to redeem under such law at the aggregate Optional A-2 Redemption Payment, and shall redeem the remaining shares as soon as it may lawfully do so under such law; and (y) all redemptions under this Section 11(c)(1) shall be subject to Section 11(c)(3).

(2)         Upon indefeasible receipt by the Series A-2 Investors who delivered Optional A-2 Redemption Notices of the full Optional A-2 Redemption Payment, all such shares of Series A-2 Preferred Stock so redeemed shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock and all certificates evidencing such shares shall immediately become null and void.

(3)         If on the date the Optional A-2 Redemption Notice is received by the Company, (x) the Common Stock is then listed for trading on a national securities exchange in the United States and (y) the Company’s market capitalization closed above $300,000,000 as reported on a Bloomberg Terminal, in the Wall Street Journal or any other similar reporting service, and (z) the average daily trading volume of the Common Stock on such exchange as so reported over the twenty (20) consecutive trading day period ending on such date is greater than 10% of the number of Conversion Shares (calculated as of the date of such Optional A-2 Redemption Notice), then the Company may by written notice (a “Disposition Notice”) given to the Series A-2 Investors who submitted the Optional A-2 Redemption Notice within ten (10) days after receipt thereof, seek to provide for the disposition of the Series A-2 Preferred Stock in lieu of redemption, in accordance with this Section 11(c)(3). If the Company delivers a Disposition Notice, then it shall use its commercially reasonable efforts to solicit one or more buyers of the Series A-2 Preferred Stock subject to the Optional A-2 Redemption Notice during the Disposition Period, provided, that, no such solicitation shall be for a price less than 92.5% of the Series A-2 Redemption Price; provided, further, that, all such sales shall occur either through block trades or registered secondary offerings. The Company shall use its commercially reasonable efforts to maximize the sales price realized by the Series A-2 Investors during the Disposition Period. All fees, expenses, commissions, underwriting discounts, and other charges applicable to any sales of the Series A-2 Preferred Stock during the Disposition Period shall be paid by, or reimbursed to the Series A-2 Investors by, as applicable, the Company.

(4)         If the Company (x) has not redeemed all of the shares of Series A-2 Preferred Stock subject to redemption on the applicable Optional A-2 Redemption Date, and such redemption remains uncompleted on the first anniversary thereof, or (y) has delivered a Disposition Notice, and all of the Series A-2 Preferred Stock subject thereto have not been sold by the 18 month anniversary of the receipt of such Disposition Notice (the “Disposition Period”), then, in each case (a “Redemption Failure”), the Requisite Investors shall have the right, subject to the terms and conditions set forth in this Section 11(c)(4), to initiate and compel a sale of the entire Company (a “Sale Transaction”). The Requisite Investors shall have the sole and exclusive authority over the Sale Transaction, including without limitation the right to: (i) engage financial advisors and/or investment bankers (the “Financial Advisors”), (ii) determine the process surrounding the Sale Transaction, including selecting the parties to participate in such process, the right to accept or reject any offers, and the timing thereof, (iii) review, mark-up, comment on and negotiate the definitive agreements, provided, that, the Requisite Investors shall afford Company a reasonable opportunity to review and provide timely input on drafts of the principal transaction documents which are in a form close to being finalized and the Requisite Investors will reasonably consider incorporating Company’s input, but that the Requisite Investors may proceed without incorporating Company’s input, (iv) communicate with the purchaser parties and/or their representatives and participate in meetings with them; and (v) determine the structure and terms of the transaction, in each case in their sole discretion.

12.         Amendment. This Certificate of Designation may only be amended with the prior written consent of the Requisite Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the prior written consent to such amendment, action or omission to act, of the Requisite Investors.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed as of the 1st day of August, 2013.

CIG WIRELESS CORP.

/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer